UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

Dell Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37867	80-0890963
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Dell Way, Round Rock, Texas	78682
(Address of principal executive offices)	(Zip Code)

Richard J. Rothberg, Esq.
General Counsel and Secretary
(800) 289-3355
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☑ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2021.

☐ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ____

Section 1 — Conflict Minerals Disclosure

Item 1.01    Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

A copy of the Conflict Minerals Report of Dell Technologies Inc. for the period January 1, 2021 to December 31, 2021 required by Item 1.01 is filed as Exhibit 1.01 hereto and is publicly available at
https://corporate.delltechnologies.com/content/dam/delltechnologies/assets/corporate/pdf/progress-made-real-reports/dell-technologies-conflictminerals-report.pdf.

Item 1.02    Exhibit

The Conflict Minerals Report of Dell Technologies Inc. for the period January 1, 2021 to December 31, 2021 required by Item 1.01 is filed as Exhibit 1.01 to this Form SD.

Section 3 — Exhibits

Item 3.01    Exhibits

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL TECHNOLOGIES INC. (Registrant)

By:	/s/ Richard J. Rothberg	May 31, 2022
	Richard J. Rothberg, Esq. General Counsel and Secretary	Date
(Duly Authorized Officer)

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